Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $587 thousand, or 19.6%, to $3.6 million for the twelve-month period ended June 30, 2018 compared with the same period last year
●	Income before federal income taxes increased by $1.1 million, or 30.1% for the twelve-month period ended June 30, 2018, compared with the same period last year
●	Total loans increased by $45.6 million, or 16.7%, for the twelve-month period ended June 30, 2018 compared to June 30, 2017
●	Total deposits increased by $55.5 million, or 14.8%, for the twelve-month period ended June 30, 2018 compared to June 30, 2017
●	Non-performing loans to total loans declined to 0.34% at June 30, 2018

Minerva, Ohio— July 26, 2018 (OTCQB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $1.1 million for the fourth quarter of fiscal year 2018, an increase of $277 thousand, or 34.4%, from the same period last year. Earnings per share for the fourth quarter of fiscal year 2018 were $0.40 compared to $0.30 for the same period last year.

For the twelve months ended June 30, 2018, net income was $3.6 million, an increase of $587 thousand, or 19.6%, from the same period last year. Net income was positively impacted by a $1.4 million, or 9.9%, increase in net interest income, which was primarily the result of a $33.6 million increase in average interest-earning assets from the prior year period.

Assets at June 30, 2018 totaled $502.6 million, an increase of $44.7 million, or 9.8%, from June 30, 2017. Loans increased by $45.6 million, or 16.7%, and deposits increased by $55.5 million, or 14.8% for the twelve-month period ended June 30, 2018. During the quarter ended June 30, 2018, the nature of some of our public fund deposit account relationships changed. As a result, $21.2 million in public funds previously reported as other interest-bearing liabilities are now reported as deposit accounts. If not for this change, deposits would have increased by $34.3 million, or 9.2%, for the 12-month period ended June 30, 2018 compared to June 30, 2017.

Net interest income for the twelve months ended June 30, 2018 increased by $1.4 million compared to the same period last year, with interest income increasing by $2.0 million and interest expense increasing by $563 thousand. The increase in interest income was primarily the result of a $33.6 million increase in average interest-earning assets from the 2017 fiscal year. The net interest margin was 3.67% for the 2018 fiscal year and 3.69% for the 2017 fiscal year. The Corporation’s yield on average interest-earning assets was 4.04% for the current fiscal year compared with 3.96% for the prior fiscal year. The Corporation’s cost of funds increased to 0.52% for the current fiscal year from 0.38% for the prior fiscal year.

“Significant increases in net interest income and noninterest income as well as improved asset quality resulted in a 30% increase in fiscal 2018 pre-tax earnings. An increase in commercial lending and mortgage activity contributed to the strong increase in core earnings. In addition, near record low nonperforming assets and continued low loan delinquencies contributed to a 48% decrease in the provision for loan loss expense for the 12-month period ended June 30, 2018, as compared to the previous 12-month period. Strategies implemented to improve core earnings drivers and a significant increase in new customers and deposits are positively impacting earnings,” said Ralph J. Lober, II, President and Chief Executive Officer. “Further, while the quarterly and year-end federal tax provision was higher in fiscal year 2018, the enactment of the Tax Cuts and Jobs Act of 2017 resulted in a lower statutory federal tax rate in fiscal year 2018 and is expected to result in a further reduction in fiscal year 2019, when the full benefit of the tax rate decrease will be realized,” he continued.

Other income increased by $141 thousand, or 4.3%, for the twelve-month period ended June 30, 2018 compared to the same prior year period primarily as a result of increases in debit card interchange income and gains from the sale of mortgage loans. These increases were partially offset by a decline in gains from the sale of securities.

Other expenses increased by $759 thousand, or 5.6%, for the twelve-month period ended June 30, 2018 compared to the same prior year period primarily as a result of increases in salary and incentive expenses.

Non-performing loans were $1.1 million for both June 30, 2018 and June 30, 2017. The allowance for loan losses (ALLL) as a percent of total loans at June 30, 2018 was 1.07% and a net recovery of $25 thousand was recorded for the twelve-month period ended June 30, 2018 compared with an ALLL to loans ratio of 1.13% and net charge-offs of $1.1 million for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its thirteen full service locations and two loan production offices in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Twelve Month Period Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Consolidated Statements of Income
Total interest income	$4,729	$4,002	$17,557	$15,567
Total interest expense	523	336	1,671	1,108
Net interest income	4,206	3,666	15,886	14,459
Provision for loan losses	60	65	310	596
Other income	878	837	3,391	3,250
Other expenses	3,703	3,451	14,237	13,478
Income before income taxes	1,321	987	4,730	3,635
Income tax expense	239	182	1,149	641
Net income	$1,082	$805	$3,581	$2,994
Basic and diluted earnings per share	$0.40	$0.30	$1.31	$1.10

	June 30, 2018	June 30, 2017
Consolidated Statements of Financial Condition
Assets
Cash and cash equivalents	$7,772	$9,912
Certificates of deposit in other financial institutions	2,973	3,921
Securities, available-for-sale	144,028	142,086
Securities, held-to-maturity	4,024	4,259
Federal bank and other restricted stocks, at cost	1,459	1,425
Loans held for sale	1,448	1,252
Total loans	318,509	272,867
Less: allowance for loan losses	3,422	3,086
Net loans	315,087	269,781
Other assets	25,828	25,247
Total assets	$502,619	$457,883
Liabilities and Shareholders’ Equity
Deposits	$429,963	$374,471
Other interest-bearing liabilities	25,123	36,306
Other liabilities	3,772	3,571
Total liabilities	458,858	414,348
Shareholders’ equity	43,761	43,535
Total liabilities and shareholders’ equity	$502,619	$457,883

	At or For the Twelve-Month Periods Ended
	June 30, 2018	June 30, 2017
Performance Ratios:
Return on Average Assets	0.75%	0.67%
Return on Average Equity	8.15	6.89
Average Equity to Average Assets	9.18	9.79
Net Interest Margin (Fully Tax Equivalent)	3.67	3.69

Market Data:
Book Value to Common Share	$16.03	$15.98
Dividends Paid per Common Share (YTD)	$0.495	$0.48
Period End Common Shares	2,729,644	2,724,956

Asset Quality:
Net Charge-offs (Recovery) to Total Loans	(0.01)%	0.39%
Non-performing Assets to Total Assets	0.22	0.28
ALLL to Total Loans	1.07	1.13